Filed Pursuant to Rule 433

Registration No. 333-233608

Final Term Sheet

March 16, 2021

VERIZON COMMUNICATIONS INC.

C$1,000,000,000 2.375% Notes due 2028

C$500,000,000 4.050% Notes due 2051

Issuer:	Verizon Communications Inc. (“Verizon”)

Issue:	Private placement of senior notes in Canada

Title of Securities:	2.375% Notes due 2028 (the “Notes due 2028”)
4.050% Notes due 2051 (the “Notes due 2051” and, together
with the Notes due 2028, the “Notes”)

Aggregate Principal Amount Offered:	Notes due 2028:	C$1,000,000,000
	Notes due 2051:	C$500,000,000

Trade Date:	March 16, 2021

Settlement Date (T+4):	March 22, 2021

Maturity Date:	Notes due 2028:	March 22, 2028
	Notes due 2051:	March 22, 2051

Interest Rate:	Notes due 2028:	2.375% per annum
	Notes due 2051:	4.050% per annum

Interest Payment Dates:	Notes due 2028:	Semiannually in arrears in equal
installments on each March 22 and
September 22, commencing on September
22, 2021
	Notes due 2051:	Semiannually in arrears in equal
installments on each March 22 and
September 22, commencing on September
22, 2021

Following Business Day Convention:	If not a business day in New York or Toronto, then payment of a coupon or upon maturity or redemption will be made on the next business day with no adjustment

Day Count Convention:	Actual/365 (Fixed) when calculating interest accruals during any partial interest period and 30/360 when calculating amounts due on any interest payment date

Currency:	All payments of interest and principal for the Notes due 2028 and Notes due 2051, including any payments made upon any redemption, will be made in CAD

Ranking:	Each series of Notes will be unsecured and will rank equally with all of the Company’s unsecured and unsubordinated indebtedness

Public Offering Price:	Notes due 2028:	99.846% plus accrued interest, if any, from March 22, 2021
	Notes due 2051:	99.759% plus accrued interest, if any, from March 22, 2021

Underwriting Discount:	Notes due 2028:	0.37%
	Notes due 2051:	0.50%

Spread to Government of Canada Benchmark:	Notes due 2028:

+115 bps vs. the interpolated GoC Curve (CAN 1.00% June 1, 2027 and CAN 2.00% June 1, 2028)

+112.9 bps, which includes a -2.3 bps curve adjustment and a 0.2 bps delay cost vs. CAN 2.00% June 1, 2028 (priced at $105.01 to yield 1.270%)

	Notes due 2051:	+205.1 bps, which includes a 0.1 bps delay cost vs. CAN 2.00% December 1, 2051 (priced at $99.70 to yield 2.013%)

Proceeds to Verizon (before expenses):	Notes due 2028:	99.476%

	Notes due 2051:	99.259%

Denominations:	Notes due 2028:	Minimum denomination of C$2,000 and
		integral multiples of C$1,000 in excess thereof

	Notes due 2051:	Minimum denomination of C$2,000 and
		integral multiples of C$1,000 in excess thereof

Optional Redemption:	Notes due 2028: (i) at any time prior to January 22, 2028 (two months prior to maturity), make-whole call at the greater of (a) 100% of the principal amount of the Notes due 2028 being redeemed or (b) the Canada Yield Price, and (ii) at any time on or after January 22, 2028, par call at 100% of the principal amount of the Notes due 2028 being redeemed, in each case plus any accrued and unpaid interest on the principal amount of Notes being redeemed to such redemption date.

	Notes due 2051: (i) at any time prior to September 22, 2050 (six months prior to maturity), make-whole call at the greater of (a) 100% of the principal amount of the Notes due 2051 being redeemed or (b) the Canada Yield Price, and (ii) at any time on or after September 22, 2050, par call at 100% of the principal amount of the Notes due 2051 being redeemed, in each case plus any accrued and unpaid interest on the principal amount of Notes being redeemed to such redemption date.

	“Canada Yield Price” means, in respect of any Notes being redeemed, the price, in respect of the principal amount of such Notes, calculated by Verizon as of the third business day prior to the redemption date of such Notes, equal to the sum of the present values of the remaining scheduled payments of interest (not including any portion of the payments of interest accrued as of the date of redemption) and principal on the Notes to be redeemed from the redemption date to the applicable par call date, as if redeemed on such par call date, using as a discount rate the sum of the Government of Canada Yield on such business day plus (i) 28.5 basis points for the Notes due 2028 and (ii) 51.0 basis points for the Notes due 2051.

“Government of Canada Yield” means, on any date and for purposes of the redemption of any series of Notes, the bid-side yield to maturity on such date as determined by the arithmetic average (rounded to three decimal places) of the yields quoted at 10:00 a.m. (Toronto time) by any two investment dealers in Canada selected by Verizon, assuming semiannual compounding and calculated in accordance with generally accepted financial practice, which a non-callable Government of Canada bond would carry if issued in CAD in Canada at 100% of its principal amount on such date with a term to maturity that most closely approximates the remaining term to the applicable par call date of such series of Notes.

CUSIPs:	Notes due 2028:	92343VFY5
	Notes due 2051:	92343VGA6

ISINs:	Notes due 2028:	CA92343VFY52
	Notes due 2051:	CA92343VGA67

Sales Restrictions:	U.S.: None, as the Notes are registered with the U.S. Securities and Exchange Commission (the “SEC”). Clearing is via CDS Clearing and Depository Services Inc. only.

Canada: Available for sale only to “accredited investors” who are not individuals unless also “permitted clients”. Resales will be subject to resale restrictions.

Listing:	The Notes will not be listed on any securities exchange.

Joint Book-Running Managers:	Merrill Lynch Canada, Inc., RBC Dominion Securities Inc. and TD Securities Inc.

Co-Managers:	Deutsche Bank Securities Inc. and Scotia Capital Inc.

Allocation	Principal Amount of Notes due 2028		Principal Amount of Notes due 2051
Merrill Lynch Canada, Inc.	C$	300,000,000	C$	150,000,000
RBC Dominion Securities Inc.		300,000,000		150,000,000
TD Securities Inc.		300,000,000		150,000,000
Deutsche Bank Securities Inc.		50,000,000		25,000,000
Scotia Capital Inc.		50,000,000		25,000,000

Total	C$	1,000,000,000	C$	500,000,000

The foregoing description of some of the terms of the Notes is not complete and is subject to, and qualified in its entirely by, reference to the Company’s preliminary prospectus supplement dated March 16, 2021 (the “Preliminary Prospectus Supplement”) and the accompanying prospectus dated September 4, 2019 (the “Prospectus”) or, if you are in Canada, the Company’s preliminary Canadian offering memorandum dated March 16, 2021, which includes the Preliminary Prospectus Supplement and the Prospectus (the “Preliminary Canadian Offering Memorandum”), and the documents incorporated and deemed to be incorporated by reference therein. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Preliminary Prospectus Supplement or the Prospectus or, if you are in Canada, the Preliminary Canadian Offering Memorandum. Prospective purchasers should review the Preliminary Prospectus Supplement and the Prospectus or, if you are in Canada, the Preliminary Canadian Offering Memorandum for a more detailed description of some of the terms of the Notes. No person has been authorized to make any representation in connection with the offering other than as contained or incorporated by reference in the Preliminary Prospectus Supplement and the Prospectus or, if you are in Canada, the Preliminary Canadian Offering Memorandum, and the Company and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

Investing in the Notes involves risks. See “Risk Factors” in the Preliminary Prospectus Supplement and the risks discussed elsewhere in the Preliminary Prospectus Supplement, the Prospectus and the documents incorporated and deemed incorporated by reference therein.

To the extent any underwriter that is not a U.S. registered broker-dealer intends to effect sales of Notes in the United States, it will do so through one or more U.S. registered broker-dealers in accordance with the applicable U.S. securities laws and regulations.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Merrill Lynch Canada, Inc. at 1-800-294-1322, RBC Dominion Securities Inc. at 1-416-842-6331 or TD Securities Inc. at 1-416-982-5676 or contacting the issuer at:

Investor Relations

Verizon Communications Inc.

One Verizon Way

Basking Ridge, New Jersey 07920

Telephone: 1-212-395-1525

Internet Site: www.verizon.com/about/investors

The information contained on or accessible through Verizon’s corporate website or any other website that it may maintain is not incorporated by reference herein.

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to the second business day before the settlement date will be required, by virtue of the fact that the Notes initially will settle in T+4, to specify alternative settlement arrangements to prevent a failed settlement.

No key information document (“KID”) required by Regulation (EU) No. 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the European Economic Area (“EEA”) has been prepared as the Notes will not be made available to any retail investor in the EEA.

No KID required by Regulation (EU) No 1286/2014 as it forms part of domestic law of the United Kingdom (“UK”) by virtue of the European Union (Withdrawal) Act 2018, as amended (“EUWA”) (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared as the Notes will not be made available to any retail investor in the UK.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.